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                                                                     EXHIBIT 5.1



                               September 29, 1998



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Synagro Technologies:  Registration Statement on Form S-3

Gentlemen:

         We have acted as counsel to Synagro Technologies, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-3 under the Securities Act of 1933, as amended, of 1,829,326 shares of the Company's common stock, par value $.002 per share (the "Common Stock"). All of the shares (the "Shares") of Common Stock offered in the Prospectus included as part of the Registration Statement are being offered by certain of the Company's existing securityholders, 869,326 of which will be offered upon exercise of outstanding options of the Company.

         In rendering the opinions set forth below, we have examined the Restated Certificate of Incorporation, bylaws and corporate proceedings of the Company, and based upon such examination and having regard for applicable legal principles, it is our opinion that 960,000 of the Shares are validly issued, fully paid and nonassessable outstanding shares of the Company's Common Stock and the 869,326 Shares underlying options, when issued in accordance with the terms of the options they are underlying, will be validly issued, fully paid and nonassessable outstanding shares of the Company's Common Stock.

         We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included as part of the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Porter & Hedges, L.L.P.

                                                     PORTER & HEDGES, L.L.P.




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